Exhibit 99.1

Company Press Release

August 11, 2022	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2022 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 16, 2022.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•	Sales increased 11.0% to $1.129 billion.

•	Net income decreased 4.8% to $53.7 million. Adjusted net income decreased 5.2% to $65.2 million.

•	Adjusted EBITDA(1) decreased 1.8% to $120.0 million, representing 10.6% of sales, a 140-basis point decrease.

•	Diluted EPS decreased $0.01 to $0.25. Adjusted diluted EPS(1) decreased $0.01 to $0.31.

CEO’s Remarks:

“I am very pleased with our record second quarter sales results, an achievement that reflects the strength of our leading brands and outstanding commitment of our dedicated Flowers team,” said Ryals McMullian, president and CEO of Flowers Foods. “Our performance in this challenging consumer environment demonstrates the resiliency of the category and underscores the advantages of our diversified business model. As more consumers seek to maximize the value of their spending, our diverse product line and broad distribution enables us to satisfy consumer demand at various price points wherever they shop.

“The successful execution of our pricing and portfolio strategies, together with our diligent focus on efficiencies, mitigated many of the inflationary and supply chain pressures and drove better-than-expected margins. Reflecting this strong performance, we are increasing the bottom of our earnings outlook range. To further enhance shareholder value, we increased our dividend, repurchased shares, and invested in Base Culture, a fast-growing, premium baked goods brand. As always, we remain committed to executing on our strategic pillars and driving results in line with our long-term financial targets.”

For the 52-week Fiscal 2022, the Company Expects:

•	Sales in the range of approximately $4.764 billion to $4.850 billion, representing an increase of approximately 10.0% to 12.0% compared to the prior year period.

•	Adjusted EPS(1) in the range of approximately $1.25 to $1.30, compared to prior guidance of $1.20 to $1.30.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $135 million to $145 million

•	Net interest expense of approximately $7 million

•	An effective tax rate in the range of 24.0% to 24.5%

•	Weighted average diluted share count for the year of approximately 213.5 million shares

•	Capital expenditures in the range of $150 million to $160 million, with $60 million to $70 million related to the ERP upgrade

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 16, 2022	July 17, 2021
Net income per diluted common share	$0.25	$0.26
Business process improvement consulting costs	0.04	0.05
Severance and lease terminations	0.01	—
Legal settlement	0.01	—
Acquisition consideration adjustment	—	0.01

Adjusted net income per diluted common share	$0.31	$0.32

Certain amounts may not add due to rounding.

Consolidated Second Quarter Operating Highlights

Compared to the prior year second quarter where applicable

•	Sales increased 11.0% to a second quarter record, $1.129 billion, surpassing the previous record second quarter results in 2020 that were influenced by the pandemic.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 14.4%

•	Volume: -3.4%

•

Branded retail sales increased $61.4 million or 9.1% to $735.9 million, store branded retail sales increased $26.2 million or 20.0% to $157.2 million, while non-retail and other sales increased $24.2 million or 11.4% to $235.9 million.

•	Branded retail sales increased due to higher prices intended to offset inflationary pressures, partially offset by volume declines and sales mix reversion.

•

Store branded retail sales increased primarily due to higher prices intended to offset inflationary pressures. Volumes were relatively flat as positive growth from sales mix shifts was offset by targeted sales rationalization and packaging shortages.

•	Non-retail and other sales increased primarily due to higher prices intended to offset inflationary pressures, partially offset by volume declines in fast food and co-manufactured items.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.9% of sales, a 240-basis point increase. These costs increased as a percentage of sales due to higher ingredient and packaging costs, partly offset by higher sales that leveraged labor expenses, and timing differences in the sell-through of product inventories.

•

Selling, distribution and administrative (SD&A) expenses were 38.8% of sales, a 130-basis point decrease, benefitting from price increases and lower labor and marketing expenses, and distributor distribution fees, partially offset by higher logistics expenses. Excluding matters affecting comparability, adjusted SD&A expenses were 37.5% of sales, a 90-basis point decrease from the prior year period.

•	Depreciation and amortization (D&A) expenses were $32.9 million, or 2.9% of sales, a 20-basis point decrease.

•	Net income decreased 4.8% to $53.7 million due to all of the factors mentioned above, as well as lower interest income, and a higher tax rate. Adjusted net income decreased 5.2% to $65.2 million.

•	Adjusted EBITDA decreased 1.8% to $120.0 million, representing 10.6% of sales, a 140-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the end of the second quarter of fiscal 2022, cash flow from operating activities decreased by $39.6 million to $183.8 million, capital expenditures increased $39.6 million to $97.9 million, and dividends paid to shareholders increased $6.4 million to $93.4 million. Cash and cash equivalents were $162.5 million at the end of the second quarter of fiscal 2022.

During the second quarter of fiscal 2022, the Board of Directors increased the company’s share repurchase authorization by 20.0 million shares. Year-to-date the company repurchased $16.5 million of common stock, including $6.5 million in the second quarter, leaving 25.1 million shares remaining for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on August 12, 2022. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors, where it will be archived.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2021 sales of $4.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC’) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 pandemic and future responses and/or measures taken in response thereto, including, but not limited to, new and emerging variants of the virus and the efficacy and distribution of vaccines, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with suppliers, regulations, and customers; (i) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (l) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products; (m) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (o) labor shortages and turnover or increases in employee and employee-related costs, (p) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (q) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (r) the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the planned implementation of the upgrade of our ERP system; and (s) the potential impact of climate change on the company, including physical and transition risks, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended July 16, 2022 and subsequent filing with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations, legal settlements, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	July 16, 2022	January 1, 2022
Assets
Cash and cash equivalents	$162,511	$185,871
Other current assets	637,861	531,154
Property, plant and equipment, net	829,531	798,728
Right-of-use leases, net	282,946	292,489
Distributor notes receivable (1)	171,403	183,403
Other assets	32,231	20,992
Cost in excess of net tangible assets, net	1,224,238	1,240,676

Total assets	$3,340,721	$3,253,313

Liabilities and Stockholders’ Equity
Current liabilities	$520,764	$471,943
Long-term debt	891,241	890,609
Right-of-use lease liabilities (2)	292,648	300,522
Other liabilities	188,600	178,965
Stockholders’ equity	1,447,468	1,411,274

Total liabilities and stockholders’ equity	$3,340,721	$3,253,313

(1)	Includes current portion of $26,714 and $29,093, respectively.
(2)	Includes current portion of $49,397 and $47,974, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Sales	$1,129,051	$1,017,309	$2,564,983	$2,319,477
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	586,084	504,062	1,310,676	1,147,638
Selling, distribution and administrative expenses	438,350	407,707	993,302	909,680
Loss on inferior ingredients	—	—	—	122
Impairment of assets	—	—	990	—
Depreciation and amortization expense	32,922	31,619	76,345	73,005

Income from operations	71,695	73,921	183,670	189,032
Other pension benefit	(178)	(93)	(416)	(218)
Loss on extinguishment of debt	—	—	—	16,149
Interest expense, net	1,504	1,070	3,605	5,271

Income before income taxes	70,369	72,944	180,481	167,830
Income tax expense	16,689	16,586	41,212	39,817

Net income	$53,680	$56,358	$139,269	$128,013

Net income per diluted common share	$0.25	$0.26	$0.65	$0.60

Diluted weighted average shares outstanding	213,307	213,056	213,315	212,897

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Cash flows from operating activities:
Net income	$53,680	$56,358	$139,269	$128,013
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	44,283	40,766	108,952	96,604
Changes in assets and liabilities	(38,284)	28,311	(64,388)	(1,187)

Net cash provided by operating activities	59,679	125,435	183,833	223,430

Cash flows from investing activities:
Purchase of property, plant and equipment	(47,365)	(30,992)	(97,862)	(58,270)
Proceeds from sale of property, plant and equipment	144	252	1,575	2,411
Investment in unconsolidated affiliate	(9,000)	—	(9,000)	—
Acquisition of trademarks	—	(10,200)	—	(10,200)
Other	5,006	3,086	12,177	9,088

Net cash disbursed for investing activities	(51,215)	(37,854)	(93,110)	(56,971)

Cash flows from financing activities:
Dividends paid	(46,700)	(44,539)	(93,447)	(87,042)
Stock repurchases	(6,465)	—	(16,514)	(1,058)
Net change in debt borrowings	—	—	—	(81,858)
Payments on financing leases	(438)	(443)	(864)	(866)
Other	2,503	(899)	(3,258)	(10,841)

Net cash disbursed for financing activities	(51,100)	(45,881)	(114,083)	(181,665)

Net increase (decrease) in cash and cash equivalents	(42,636)	41,700	(23,360)	(15,206)
Cash and cash equivalents at beginning of period	205,147	250,570	185,871	307,476

Cash and cash equivalents at end of period	$162,511	$292,270	$162,511	$292,270

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	July 16, 2022	July 17, 2021	$ Change	% Change
Branded Retail	$735,898	$674,489	$61,409	9.1%
Store Branded Retail	157,215	131,045	26,170	20.0%
Non-Retail and Other	235,938	211,775	24,163	11.4%

Total Sales	$1,129,051	$1,017,309	$111,742	11.0%

Sales by Sales Class	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	$ Change	% Change
Branded Retail	$1,692,052	$1,536,229	$155,823	10.1%
Store Branded Retail	330,819	293,522	37,297	12.7%
Non-Retail and Other	542,112	489,726	52,386	10.7%

Total Sales	$2,564,983	$2,319,477	$245,506	10.6%

Sales Bridge

For the 12-week period ended July 16, 2022	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(3.4)%	14.4%	11.0%

For the 28-week period ended July 16, 2022	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(3.3)%	13.9%	10.6%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Net income per diluted common share	$0.25	$0.26	$0.65	$0.60
Loss on inferior ingredients	—	—	—	NM
Business process improvement consulting costs	0.04	0.05	0.07	0.06
Impairment of assets	—	—	NM	—
Severance and lease terminations	0.01	—	0.01	—
Legal settlement	0.01	—	0.01	—
Acquisition consideration adjustment	—	0.01	—	0.01
Loss on extinguishment of debt	—	—	—	0.06

Adjusted net income per diluted common share	$0.31	$0.32	$0.74	$0.73

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Sales	$1,129,051	$1,017,309	$2,564,983	$2,319,477
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	586,084	504,062	1,310,676	1,147,638

Gross Margin excluding depreciation and amortization	542,967	513,247	1,254,307	1,171,839
Less depreciation and amortization for production activities	18,167	17,814	$41,601	$40,944

Gross Margin	$524,800	$495,433	$1,212,706	$1,130,895

Depreciation and amortization for production activities	$18,167	$17,814	$41,601	$40,944
Depreciation and amortization for selling, distribution and administrative activities	14,755	13,805	34,744	32,061

Total depreciation and amortization	$32,922	$31,619	$76,345	$73,005

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Selling, distribution and administrative expenses (SD&A)	$438,350	$407,707	$993,302	$909,680
Business process improvement costs	(11,658)	(13,205)	(20,722)	(18,163)
Severance and lease terminations	(1,717)	—	(1,717)	—
Legal settlement	(2,000)	—	(2,000)	—
Acquisition consideration adjustment	—	(3,400)	—	(3,400)

Adjusted SD&A	$422,975	$391,102	$968,863	$888,117

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Net income	$53,680	$56,358	$139,269	$128,013
Income tax expense	16,689	16,586	41,212	39,817
Interest expense, net	1,504	1,070	3,605	5,271
Loss on extinguishment of debt	—	—	—	16,149
Depreciation and amortization	32,922	31,619	76,345	73,005

EBITDA	104,795	105,633	260,431	262,255
Other pension benefit	(178)	(93)	(416)	(218)
Loss on inferior ingredients	—	—	—	122
Business process improvement consulting costs	11,658	13,205	20,722	18,163
Impairment of assets	—	—	990	—
Severance and lease terminations	1,717	—	1,717	—
Legal settlement	2,000	—	2,000	—
Acquisition consideration adjustment	—	3,400	—	3,400

Adjusted EBITDA	$119,992	$122,145	$285,444	$283,722

Sales	$1,129,051	$1,017,309	$2,564,983	$2,319,477
Adjusted EBITDA margin	10.6%	12.0%	11.1%	12.2%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Income tax expense	$16,689	$16,586	$41,212	$39,817
Tax impact of:
Loss on inferior ingredients	—	—	—	31
Business process improvement consulting costs	2,915	3,301	5,181	4,541
Impairment of assets	—	—	248	—
Severance and lease terminations	429	—	429	—
Legal settlement	500	—	500	—
Acquisition consideration adjustment	—	850	—	850
Loss on extinguishment of debt	—	—	—	4,037

Adjusted income tax expense	$20,533	$20,737	$47,570	$49,276

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 28-Week Period Ended	For the 28-Week Period Ended
	July 16, 2022	July 17, 2021	July 16, 2022	July 17, 2021
Net income	$53,680	$56,358	$139,269	$128,013
Loss on inferior ingredients	—	—	—	91
Business process improvement consulting costs	8,743	9,904	15,541	13,622
Impairment of assets	—	—	742	—
Severance and lease terminations	1,288	—	1,288	—
Legal settlement	1,500	—	1,500	—
Acquisition consideration adjustment	—	2,550	—	2,550
Loss on extinguishment of debt	—	—	—	12,112

Adjusted net income	$65,211	$68,812	$158,340	$156,388

	Reconciliation of Earnings per Share - Full Year Fiscal 2022 Guidance
	Range Estimate
Net income per diluted common share	$1.16	to	$1.21
Business process improvement consulting costs	0.07		0.07
Impairment of assets	NM		NM
Severance and lease terminations	0.01		0.01
Legal settlement	0.01		0.01

Adjusted net income per diluted common share	$1.25	to	$1.30

NM - not meaningful.